EX-(d)(4)(bb)(i)

SCHEDULE A

Fee Schedule

The Investment Manager will pay to the Sub-Adviser a fee each month based on the average daily net assets of the Managed Portion of the Fund during the month. The Investment Manager shall pay to the Sub-Adviser compensation at an annual rate of the average daily net assets of the Fund as follows:

Assets                                                     Percent of the average daily net assets

REDACTED

IN WITNESS WHEREOF, the parties hereto have caused this Schedule A to be signed by their duly authorized officers and duly attested as of the 6th day of January, 2014.

MONDRIAN INVESTMENT PARTNERS LIMITED	LINCOLN INVESTMENT ADVISORS CORPORATION

By: /s/ Clive Gillmore	By: /s/ Kevin J. Adamson
Name: Clive Gillmore	Name: Kevin J. Adamson
Title: CFO	Title: Vice President

Agreed to and accepted as of the day and year above written:

LVIP GLOBAL INCOME FUND, a series of Lincoln Variable Insurance Products Trust

By: /s/ Daniel R. Hayes
Name: Daniel R. Hayes
Title: President